Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

Unity Bank Employees Savings and Profit Sharing Plan and Trust

We consent to the incorporation by reference in the Registration Statement of Unity Bancorp, Inc. on Form S-8 of our report dated June 29, 2007, appearing in this Annual Report on Form 11-K of Unity Bank Employees Savings and Profit Sharing Plan and Trust for the year ended December 31, 2006.

/s/ McGladrey & Pullen, LLP

Blue Bell, Pennsylvania
June 29, 2007